Exhibit A

Form 4 Joint Filer Information

Name:	nCryptone S.A.

Address:	150 rue Galliéni
92641 Boulogne Cedex, France

Designated Filer:	Prosodie S.A.

Issuer & Ticker or
Trading Symbol	Innovative Card Technologies, Inc. (INVC)

Date of Earliest
Transaction Required
to be Reported	October 8, 2008

Signature	/s/ Andre Saint-Mleux
André Saint-Mleux,
Chairman and Chief Executive Officer